Exhibit 10.1

Agreement To Further Extend The Closing of The Share Exchange Agreement

Pursuant to the Share Exchange Agreement dated August 28, 2014 (referred to as the “Agreement”) entered into BETWEEN:

GOLD UNION, INC., a Delaware corporation having its principal office at 18th Floor, Canadia Tower #315, Monivong Boulevard, Corner Ang Duong Street, 12202 Phnom Penh, Cambodia (previously at Shop 35A, Ground Floor, Hop Yick Commercial Centre Phase 1, 33 Hop Choi Street, Yuen Long, NT, Hong Kong, China, and referred to as “the Company”) and G.U. INTERNATIONAL LIMITED (Company Number: 150871), a wholly owned subsidiary of the Company, incorporated in the Republic of Seychelles under the International Business Company Acts 1996 of the Republic of Seychelles, having its registered address at Second Floor, Capital City, Independence Avenue, P.O. Box 1008, Victoria, Mah~~e~~, Republic of Seychelles (referred to as “GUI”);

AND

KAO WEI-CHEN (aka KAO HSUAN-YING), holding Taiwan Citizen Identity (No. P 201459182), a citizen of Taiwan (Republic of China) having an address at L8-09 Wisma BU 8, No. 11 Lebuh Bandar Utama, Bandar Utama PJU 6, 47600 Petaling Jaya, Selangor, Malaysia (referred to as “Kao”), the parties agreed and accepted the terms and conditions set forth therein for the Company to acquire through GUI from Kao and certain individuals and corporations (referred to as the “PPGCT Investors”) Four Hundred and Eighty (480) shares of the common stock of PHNOM PENH GOLDEN CORRIDOR TRADING CO. LTD., (Commercial Registration ID No.: Co. 1800KH/2013), a private limited company incorporated under the laws of the Kingdom of Cambodia having its head office at No.56AB Third Floor, Street 432, Sangkat Tuol Tompoung 1, Khan Chamkar Mon, Phnom Penh, Kingdom of Cambodia, and an address at No. 1EO, Street 211/138, Sangkat Veal Vong, Khan 7 Makara, Phnom Penh, Kingdom of Cambodia (referred to as “PPGCT Common Stock”), representing 48% of the total issued and outstanding shares of the PPGCT Common Stock (hereinafter referred to as the “Sale Shares”) for a total consideration of United States Dollars Five Million (USD 5,000,000) only (hereinafter referred to as the “Consideration”) to be satisfied by the issuance by the Company of 2,500,000,000 shares of the Company’s common stock in aggregate, valuing the shares of the Company’s common stock at USD 0.002 per share, to Kao and the PPGCT Investors (referred to as the “Exchange”).

Due to certain unforeseen circumstances, the parties had, via several agreements during the period December 30, 2014 through to June 1, 2015, extended the closing of the transaction contemplated in the Agreement (referred to as the “Closing”) to on or before August 31, 2015 from October 30, 2014, the initial target date as set forth in Section 2.2 of Article II of the Agreement.

In order to complete the due diligence on Phnom Penh Golden Corridor Trading Co. Ltd. (referred to as “PPGCT”), the Company and GUI had, on August 25, 2015, requested Kao and PPGCT Investors for the management account of PPGCT for the six-month period ended June 30, 2015. As the said management account has not been furnished as at August 31, 2015, the Closing contemplated on or before August 31, 2015 was not met. Hence, the parties hereby agree to further extend the Closing to on or before September 30, 2015 or such other date as may be agreed to by the parties.

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Agreed to on September 1, 2015 by:

GOLD UNION, INC. (“The Company”)

By: /s/ Supachai Sae-Chua

Supachai Sae-Chua

Chief Executive Officer,

Chief Financial Officer and Director

G.U. INTERNATIONAL LIMITED (“GUI”) Witnessed By:

By: /s/ Supachai Sae-Chua

Supachai Sae-Chua

Director

KAO WEI-CHEN (aka KAO HSUAN-YING)

(“Kao”)

By: /s/ Kao Wei-Chen

Kao Wei-Chen (aka Kao Hsuan-Ying)

Identity No.: P 201459182

(Taiwan)

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